Exhibit 4.5

FIRST AMENDMENT TO

IVANHOE ELECTRIC, INC.

STOCKHOLDERS AGREEMENT

THIS FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT (this “Amendment”) is entered into as of June 28, 2021, by and among IVANHOE ELECTRIC INC., a Delaware corporation (the “Corporation”), I-PULSE, INC., a Delaware corporation (“I-Pulse”), and each of the undersigned Investors. The Corporation, I-Pulse, and the Investors party hereto are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, I-Pulse intends to effect a corporate spin-out of up to 50% of I-Pulse’s ownership interests in the Corporation, whereby (a) the holders of all outstanding shares of capital stock of I-Pulse receive a pro-rata in-kind dividend or distribution of shares of the Corporation’s capital stock and (b) immediately after giving effect thereto, I-Pulse continues to be an owner of Corporation Securities (a “Partial I-Pulse Spin-Out”); and

WHEREAS, the Parties wish to amend certain provisions of the Stockholders Agreement, to clarify that the Partial I-Pulse Spin-Out will be treated in the same manner as an “I-Pulse Spin- Out” for purposes of such provisions.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties for themselves, their heirs, executors, administrators, successors and assigns, do hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

1.1            Definitions. Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings assigned to such terms in the Stockholders Agreement.

ARTICLE II

AMENDMENT OF STOCKHOLDERS AGREEMENT

2.1            Amendments to Article I.

(a)            The Agreement is hereby amended by inserting the following definition into Article I (in alphabetical order):

“ “Partial I-Pulse Spin-Out” means a corporate spin-out of up to 50% of I-Pulse’s ownership interests in the Corporation, whereby (a) the holders of all outstanding shares of capital stock of I-Pulse receive a pro-rata in-kind dividend or distribution of shares of the Corporation’s capital stock and (b) immediately after giving effect thereto, I-Pulse continues to be an owner of Corporation Securities.”

(b)            Article I of the Agreement is hereby amended by amending the last sentence of the definition of “Sale of the Corporation” to read in its entirety as follows:

“For the avoidance of doubt, neither an I-Pulse Spin-Out nor a Partial I- Pulse Spin-Out shall be deemed to constitute a Sale of the Corporation.”

(c)            Article I of the Agreement is hereby amended by amending clause (b) of the definition of “Transfer” to read in its entirety as follows:

“(b) any dividend or distribution of Corporation Securities as part of the I-Pulse Spin-Out or a Partial I-Pulse Spin-Out.”

2.2            Amendment to Section 7.1. Section 7.1 of the Agreement is hereby amended by amending clause (i) of the last sentence thereof to read in its entirety as follows:

“(i) neither an I-Pulse Spin-Out nor a Partial I-Pulse Spin-Out shall be subject to the provisions of this Section 7.1 and”.

ARTICLE III

MISCELLANEOUS

3.1            Ratification; Effective Date. Except as expressly modified pursuant to this Amendment, the Stockholders Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. This Amendment shall be effective as of the first date (the “Effective Date”) as of which it shall have been executed and delivered by: (a) Investor Parties holding a majority of the Common Stock held by all Investor Parties as of the Effective Date, (b) the Corporation and (c) I-Pulse.

3.2            Interpretation. The term “Agreement” as used in the Stockholders Agreement shall be deemed to refer to the Stockholders Agreement as amended hereby.

3.3            Successors and Assigns. This Amendment shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors, assigns, heirs, executors and administrators.

3.4            Governing Law. This Amendment shall be deemed to be a contract governed by the laws of the State of Delaware and shall for all purposes (whether in contract or in tort) be construed in accordance with the laws of such state, without reference to the conflicts of laws provisions thereof.

3.5            Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. Counterparts may be delivered in original, faxed or electronically scanned form and the Parties adopt any signature received by a receiving fax machine or computer as the original signature of the transmitting Party.

3.6            Headings. All headings set forth in this Amendment are intended for convenience only and shall not control or affect the meaning, construction or effect of this Amendment or of any of the provisions hereof.

3.7            Severability. The invalidity or unenforceability of any particular provision, or portion thereof, of this Amendment shall not affect the other provisions hereof, and this Amendment shall be construed in all respects as if such invalid or unenforceable provision, or portion thereof, were omitted.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first written above.

IVANHOE ELECTRIC INC.

By:	/s/ Sam Kenny
Name:	Sam Kenny
Title:	Secretary

I-PULSE INC.

By:	/s/ Laurent Frescaline
Name:	Laurent Frescaline
Title:	CEO

IVANHOE INDUSTRIES, LLC

By:	/s/ Laurent Frescaline
Name:	Laurent Frescaline
Title:	Director

POINT PIPER, LLC

By:	/s/ Sam Kenny
Name:	Sam Kenny
Title:	Secretary

(Signature Page to First Amendment to Stockholders Agreement)

CENTURY VISION HOLDINGS LIMITED

By:	/s/ LAU Kenneth
Name:	LAU Kenneth
Title:	Director

IRIDIUM OPPORTUNITY FUND A LP

By:	/s/ LEE WANG KWONG
Name:	LEE WANG KWONG
Title:	DIRECTOR

(Signature Page to First Amendment to Stockholders Agreement)